Exhibit 99.1

Sotera Health Delivers 20th Consecutive Year
of Revenue Growth and Provides 2026 Outlook
•2025 net revenues increased 5.7% to $1.164 billion, compared to 2024, or 5.2% on a constant currency basis
•2025 net income increased to $78 million or $0.27 per diluted share, compared to net income of $44 million, or $0.16 per diluted share, in 2024
•2025 Adjusted EBITDA(1) increased 8.2% to $594 million, compared to 2024, or 7.8% on a constant currency basis
•2025 Adjusted EPS(1) of $0.86, an increase of $0.16 per diluted share, compared to 2024
•Full-year 2026 outlook: net revenues growth of 5.0% to 6.5% and Adjusted EBITDA growth of 5.5% to 7.0%, on a constant currency basis
CLEVELAND, OH, February 24, 2026 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2025 and its initial 2026 outlook.
Fourth-quarter 2025 net revenues increased 4.6% to $303 million, compared to $290 million in the fourth-quarter 2024. Net revenues increased 2.5% on a constant currency basis. Net income attributable to the Company (“net income”) was $35 million, or $0.12 per diluted share, compared to net income of $12 million, or $0.04 per diluted share for the fourth-quarter 2024. Adjusted EBITDA increased by 2.7%, to $157 million, or 0.5% on a constant currency basis, compared to the fourth-quarter 2024. Fourth-quarter 2025 adjusted earnings per diluted share (“Adjusted EPS”) was $0.26, an increase of $0.05 per diluted share, compared to the fourth quarter of 2024.
Full-year 2025 net revenues increased 5.7% to $1.164 billion, compared to $1.100 billion for 2024. Net revenues increased 5.2% on a constant currency basis. Net income was $78 million, or $0.27 per diluted share, compared to net income of $44 million, or $0.16 per diluted share, for 2024. Adjusted EBITDA increased 8.2% to $594 million, or 7.8% on a constant currency basis, compared to 2024. Adjusted EPS was $0.86 in 2025, an increase of $0.16 per diluted share from 2024.
“The Company delivered strong results in 2025, driven by solid execution, increased demand for our mission‑critical services, and disciplined financial management,” said Michael B. Petras, Jr., Chairman and Chief Executive Officer. “Sterigenics and Nordion delivered strong performance, each achieving high-single digit revenue growth for the year. Nelson Labs delivered growth in core lab testing, while disciplined operational execution drove meaningful margin improvement. This marks two decades of year-over-year revenue growth for the Company, which underscores the strength and resiliency of our business model.”
Petras continued, “As we enter 2026, we are encouraged by our momentum and strengthened balance sheet, and we are confident in our ability to drive long‑term growth, strong free cash flow, and shareholder value as we remain on track to meet the financial goals presented at our November 2024 investor day.”
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Management Transition
Effective April 1, 2026, Alex Dimitrief, Senior Vice President and General Counsel, will transition to an outside advisor to the Company. Erika Ostrowski, who has served as Sotera Health’s Vice President, Deputy General Counsel and Corporate Secretary for the last two years under Alex’s leadership, will be promoted to Senior Vice President and General Counsel, effective April 1, 2026.
“I would like to thank Alex for his leadership and service the past three years. We are grateful that he will continue to support the Company in an advisory role,” said Mr. Petras. “We are excited to announce Erika’s promotion to General Counsel after demonstrating strong leadership, sound judgment and a deep understanding of our business. Erika is well positioned for continued success in her new role.”
Fourth-Quarter and Full-Year 2025 Review by Business Segment
Sterigenics
Sterigenics delivered strong fourth-quarter 2025 results, with net revenues up 10.6% to $198 million, or 8.0% on a constant currency basis, compared to the fourth-quarter of 2024. Segment income was $110 million, a double-digit increase of 10.4%.
The growth in fourth quarter net revenues and segment income was driven by favorable pricing, volume/mix and changes in foreign currency exchange rates, with segment income growth partially offset by inflation.
Sterigenics delivered strong full-year 2025 performance, with net revenues up 8.3% to $756 million, or 7.7% on a constant currency basis, compared to 2024. Segment income grew 9.2% to $413 million, reflecting strong operating performance.
Nordion
Nordion fourth-quarter 2025 net revenues were $50 million, an expected decrease of 12.3%, or 12.6% on a constant currency basis, due to the timing of cobalt-60 harvest schedules, compared to the fourth quarter 2024. Segment income decreased 18.9% to $29 million.
The change in fourth quarter net revenues and segment income was primarily driven by unfavorable volume/mix due to the timing of cobalt-60 harvest schedules, partially offset by favorable pricing. Segment income margin was also impacted by unfavorable product mix.
Nordion delivered strong full-year 2025 performance, with net revenues up 8.2% to $188 million, or 9.1% on a constant currency basis, compared to 2024. Segment income increased by 6.3% to $108 million.
Nelson Labs
Nelson Labs fourth-quarter 2025 net revenues increased 2.3% to $55 million, or a 0.2% decrease on a constant currency basis, compared to the fourth-quarter 2024. Segment income increased 1.9% to $18 million.
The increase in fourth quarter net revenues and segment income was driven by favorable pricing, improvement in core lab testing services and changes in foreign currency exchange rates, partially offset by a decline in Expert Advisory Services. Segment income growth was also partially offset by higher costs.
Nelson Labs full-year 2025 net revenues decreased 3.9% to $220 million, or 5.0% on a constant currency basis, compared to 2024. Segment income increased 6.0% to $73 million.

(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Balance Sheet and Liquidity
As of December 31, 2025, Sotera Health had $2.2 billion in total debt, and $345 million in cash and cash equivalents, compared to $2.3 billion in total debt and $277 million in cash and cash equivalents as of December 31, 2024. Sotera Health’s Net Leverage Ratio(1) as of December 31, 2025 improved to 3.2x, compared to 3.7x as of December 31, 2024. The Company had no outstanding borrowings on its revolving credit facility as of December 31, 2025.
In 2025, Warburg Pincus LLC and GTCR, LLC completed three secondary share sales increasing public float to 80% of outstanding shares. These transactions did not impact the company’s liquidity or net leverage metrics.
Full-Year 2026 Outlook
•Net revenues in the range of $1.233 billion to $1.251 billion, representing constant currency growth of 5.0% to 6.5% and an estimated 100bps foreign currency benefit
•Adjusted EBITDA in the range of $632 million to $641 million, representing constant currency growth of 5.5% to 7.0% and an estimated 100bps foreign currency benefit
•Interest expense in the range of $135 million to $145 million
•Tax rate applicable to Adjusted Net Income(1) in the range of 27.0% to 29.0%
•Adjusted EPS in the range of $0.93 to $1.01
•A weighted-average fully diluted share count in the range of 289 million to 291 million shares
•Capital expenditures in the range of $175 million to $225 million
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
Adjusted Net Income Tax Rate, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of ethylene oxide (“EO”) and Cobalt-60, and the impact of inflationary trends including their impact on energy prices and the supply of labor. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. A live webcast of the conference call and accompanying materials can be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company’s website.
Upcoming Investor Events
•Barclay’s 28th Annual Global Healthcare Conference at 9:30 a.m. Eastern Time, March 11, 2026
•KeyBanc Healthcare Forum at 9:45 a.m. Eastern Time, March 17, 2026
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this release refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, the United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations or preferences; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our EO sterilization facilities and the possibility that additional claims will be made in the future; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions, federal government shutdowns, and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; the risks associates with the introduction of artificial intelligence technology; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property rights to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges facing our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Tax Rate, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
•We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
•We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Cobalt-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
•Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
•Segment income margin is equal to segment income divided by net segment revenues.
•We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
•Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
•Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Contacts:
Jason Peterson
Vice President, Investor Relations
IR@soterahealth.com
Kristin Gibbs
Chief Marketing Officer
kgibbs@soterahealth.com
Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Service	$259,043	$238,795	$995,756	$941,822
Product	44,398	51,408	167,861	158,619
Total net revenues	303,441	290,203	1,163,617	1,100,441
Cost of revenues:
Service	121,052	108,475	456,311	439,543
Product	16,469	17,363	61,772	58,603
Total cost of revenues	137,521	125,838	518,083	498,146
Gross profit	165,920	164,365	645,534	602,295
Selling, general and administrative expenses	57,514	61,837	252,762	242,630
Amortization of intangible assets	3,023	15,382	30,738	62,039
Interest expense, net	35,048	40,960	155,722	164,691
Loss on refinancing of debt	295	8	1,462	24,168
Illinois EO litigation settlements	—	—	64,943	—
Foreign exchange loss	1,559	2,436	947	199
Other income, net	(2,016)	(1,222)	(8,546)	(5,306)
Income before income taxes	70,497	44,964	147,506	113,874
Provision for income taxes	35,650	32,641	69,557	69,476
Net income	$34,847	$12,323	$77,949	$44,398

Earnings per share:
Basic	$0.12	$0.04	$0.27	$0.16
Diluted	0.12	0.04	0.27	0.16
Weighted average number of shares outstanding:
Basic	284,256	283,260	283,956	282,784
Diluted	287,554	285,817	286,421	284,906

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Segment revenues:
Sterigenics	$198,412	$179,428	$755,780	$697,853
Nordion	49,825	56,791	187,618	173,355
Nelson Labs	55,204	53,984	220,219	229,233
Total net revenues	$303,441	$290,203	$1,163,617	$1,100,441
Segment income:
Sterigenics	$109,989	$99,586	$412,893	$378,171
Nordion	28,631	35,282	107,578	101,220
Nelson Labs	18,417	18,066	73,330	69,183
Total segment income	157,037	152,934	593,801	548,574
Less adjustments:
Interest expense, net	35,048	40,960	155,722	164,691
Depreciation and amortization(a)	32,456	38,986	136,428	161,797
Share-based compensation(b)	7,603	8,173	31,068	36,896
Loss on refinancing of debt(c)	295	8	1,462	24,168
Loss on foreign currency and derivatives not designated as hedging instruments, net(d)	1,352	4,147	58	2,448
Business optimization expenses(e)	493	4,635	8,068	9,368
Professional services relating to EO sterilization facilities(f)	8,710	10,337	46,225	32,694
Illinois EO litigation settlements(g)	—	—	64,943	—
Accretion of asset retirement obligation(h)	583	724	2,321	2,638
Consolidated income before income taxes	$70,497	$44,964	$147,506	$113,874
(a)Includes depreciation of Co-60 held at gamma irradiation sites, and excludes accelerated depreciation associated with business optimization activities.
(b)Represents share-based compensation expense related to employees and Non-Employee Directors.
(c)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with secondary offerings and shareholder engagement.
(f)Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(h)Represents non-cash accretion of asset retirement obligations (“ARO”) related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$346,456	$278,865
Accounts receivable, net	139,329	140,327
Inventories, net	54,375	49,158
Other current assets	73,250	57,687
Total current assets	613,410	526,037
Property, plant, and equipment, net	1,130,564	1,036,892
Operating lease assets	33,393	27,551
Other intangible assets, net	288,227	317,653
Goodwill	1,103,232	1,081,073
Other assets	94,364	82,442
Total assets	$3,263,190	$3,071,648
Liabilities and equity
Total current liabilities	$249,584	$191,002
Long-term debt, less current portion	2,126,724	2,208,100
Other noncurrent liabilities	209,772	198,135
Deferred income taxes	71,075	69,500
Total liabilities	2,657,155	2,666,737
Total equity	606,035	404,911
Total liabilities and equity	$3,263,190	$3,071,648

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income	$77,949	$44,398
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items	181,202	222,400
Changes in operating assets and liabilities	28,044	(42,634)
Net cash provided by operating activities	287,195	224,164
Investing activities:
Purchases of property, plant and equipment	(138,018)	(179,070)
Other investing activities	2,874	74
Net cash used in investing activities	(135,144)	(178,996)
Financing activities:
Proceeds from long-term borrowings	—	2,259,350
Payments on long-term borrowings	(86,104)	(2,264,373)
Payments of debt issuance costs and debt discount	(4,374)	(32,071)
Buyout of leased facility	—	(6,736)
Shares withheld for employee taxes on equity awards	(6,568)	(4,428)
Other financing activities	(3,488)	(2,306)
Net cash used in financing activities	(100,534)	(50,564)
Effect of exchange rate changes on cash and cash equivalents	16,074	(17,393)
Net increase (decrease) in cash and cash equivalents, including restricted cash	67,591	(22,789)
Cash and cash equivalents, including restricted cash, at beginning of period	278,865	301,654
Cash and cash equivalents, including restricted cash, at end of period	$346,456	$278,865

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$164,015	$179,924
Cash paid during the period for income taxes, net of tax refunds received	60,873	65,829
Purchases of property, plant and equipment included in accounts payable	25,330	10,180

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$34,847	$12,323	$77,949	$44,398
Amortization of intangible assets	5,552	19,640	41,798	79,377
Share-based compensation(a)	7,603	8,173	31,068	36,896
Loss on refinancing of debt(b)	295	8	1,462	24,168
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	1,352	4,147	58	2,448
Business optimization expenses(d)	493	4,635	8,068	9,368
Professional services relating to EO sterilization facilities(e)	8,710	10,337	46,225	32,694
Illinois EO litigation settlements(f)	—	—	64,943	—
Accretion of asset retirement obligation(g)	583	724	2,321	2,638
Income tax provision (benefit) associated with pre-tax adjustments(h)	15,603	(1,246)	(28,478)	(33,487)
Adjusted Net Income	75,038	58,741	245,414	198,500
Interest expense, net	35,048	40,960	155,722	164,691
Depreciation(i)	26,904	19,346	94,630	82,420
Income tax provision applicable to Adjusted Net Income(j)	20,047	33,887	98,035	102,963
Adjusted EBITDA(k)	$157,037	$152,934	$593,801	$548,574

Net Revenues	$303,441	$290,203	$1,163,617	$1,100,441
Adjusted EBITDA Margin	51.8%	52.7%	51.0%	49.9%
Weighted average number of shares outstanding
Basic	284,256	283,260	283,956	282,784
Diluted	287,554	285,817	286,421	284,906
Earnings per share
Basic	$0.12	$0.04	$0.27	$0.16
Diluted	0.12	0.04	0.27	0.16
Adjusted earnings per share
Basic	$0.26	$0.21	$0.86	$0.70
Diluted	0.26	0.21	0.86	0.70
(a)Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to the refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with secondary offerings and shareholder engagement.
(e)Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)Represents non-cash accretion of ARO related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities, and unusual items from our presentation of adjusted net income.
(i)Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax provision (benefit) associated with pre-tax adjustments described in footnote (h).
(k)$27.2 million and $24.1 million of the adjustments for the three months ended December 31, 2025 and 2024, respectively, and $99.9 million and $97.1 million of the adjustments for the year ended December 31, 2025 and 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	Year Ended December 31,
	2025	2024
Current portion of long-term debt	$13,973	$14,803
Long-term debt	2,126,724	2,208,100
Current portion of finance leases	3,465	2,923
Finance leases less current portion	93,835	95,286
Total Debt	2,237,997	2,321,112
Less: cash and cash equivalents	(344,621)	(277,242)
Net Debt	$1,893,376	$2,043,870

Adjusted EBITDA	$593,801	$548,574
Net Leverage	3.2x	3.7x